EXHIBIT 99.2

CONTACTS:

Solexa, Inc.
John West, CEO
510/670-9300
John.West@solexa.com

Press Contact:	Investor Contacts:
Northbank Communications	Lippert/Heilshorn & Associates
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0)20 7886 8152	Bruce Voss (bvoss@lhai.com)
s.charles@northbankcommunications.com	310/691-7100

Solexa Announces Agreement for $32.5 Million Private Equity Financing

Appoints G. Mason Morfit to Board of Directors

HAYWARD, Calif. (April 22, 2005) – Solexa, Inc. (Nasdaq: SLXA) today announced that it has entered into a definitive agreement for a $32.5 million private sale of common stock and warrants for the purchase of common stock with a group of leading institutional investors in the health care sector. The transaction is led by ValueAct Capital. Solexa also announced that G. Mason Morfit, CFA, a partner of ValueAct Capital, has been appointed to its board of directors, bringing board membership to eight.

Under terms of the financing, Solexa will sell approximately 8.1 million shares of common stock at $4.00 per share and will issue warrants to purchase approximately 4.1 million shares of common stock at an exercise price of $5.00 per share. Approximately 2.1 million shares of common stock and approximately 1.1 million warrants will be issued in a closing expected on or about April 25, 2005, and the balance of approximately 6.0 million shares of common stock and warrants to purchase approximately 3.0 million shares of common stock will be issued on the same terms in a second closing subject to stockholder approval at the 2005 annual meeting. Solexa’s intended use of proceeds includes the development and launch of its first-generation Sequencing-by-Synthesis (SBS) molecular array platform for genetic analysis and repayment of its loan from Silicon Valley Bank. All of Solexa’s previous venture capital investors, including funds affiliated with Abingworth Management Limited, Amadeus Capital Partners Limited, Oxford Bioscience Partners and SV Life Sciences, will be investing a total of approximately $10.8 million in the financing at the second closing of the financing and have entered into agreements with Solexa to vote in favor of the financing at the 2005 annual meeting. SG Cowen & Co., LLC served as the exclusive placement agent for the transaction.

“We are delighted to bring in funding for the introduction of our first SBS system at the end of 2005, which we expect will dramatically lower the cost of DNA sequencing and gene expression analysis, and for our commercialization ramp in 2006,” said John West, Solexa’s chief executive officer. “I am pleased to welcome Mason, with his capital markets experience and leadership abilities, to Solexa’s board.”

“I envision a significant commercial opportunity for Solexa as the Company brings to market its next-generation technology for DNA sequencing,” said G. Mason Morfit. “I’m pleased my board appointment comes on the heels of Solexa’s announcement that it has completed its first full genome sequence, for the virus Phi-X174, which represents a major milestone for Solexa’s SBS technology. On behalf of ValueAct Capital, I look forward to working actively with Solexa’s management and board.”

These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Solexa has agreed to file a registration statement with respect to the shares within the earlier of ten days following the second closing of the financing or eighty days following the first closing. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About the Market for SBS Technology

Solexa is designing its initial system with the goal of enabling users to ascertain a human genome sequence for about $100,000. This is approximately 100 times lower than the costs of conventional sequencing. Solexa’s initial strategy is to focus on the well established research market. This market includes DNA sequencing, gene expression and genotyping, all at full genome scale. These together already represent an approximately $1 billion market. According to IDC, the DNA sequencing segment has the potential to grow to $1.6 billion with the advent of the $100,000 genome.*

About Solexa

Solexa, Inc. is developing and preparing to commercialize a new platform for genetic analysis, based on Sequencing-by-Synthesis (SBS) and molecular arrays. This one platform is expected to support many types of genetic analysis, including DNA sequencing, gene expression, genotyping and micro-RNA analysis. This technology can potentially generate over a billion bases of DNA sequence from a single experiment with a single sample preparation. Solexa’s long-term goal is to reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. The company anticipates an initial product launch by the end of 2005. For further information, please visit www.solexa.com.

* Zachary Zimmerman, Ph.D., “The $1,000 Human Genome — Implications for Life Science, Healthcare and IT”, IDC, 2004.

This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development, the expansion and success of Solexa’s commercial application of its genomics technologies, and the future financial performance of Solexa. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004. Solexa does not undertake any obligation to update forward-looking statements.

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